Exhibit 99.1

Company Contact:	Karey L. Witty Executive Vice President & Chief Financial Officer (615) 236-6197
HealthSpring, Inc. Reports 2011 Second Quarter Results
Increases 2011 Earnings Per Share Guidance Range to $3.95 to $4.20
NASHVILLE, TN (August 2, 2011) — HealthSpring, Inc. (NYSE:HS) today announced its results for the second quarter ended June 30, 2011, which include the results of Bravo Health, Inc. (“Bravo Health”), acquired by the Company in November 2010. Highlights for the 2011 second quarter included:
•	Net income of $83.9 million, or $1.23 per diluted share, compared with $55.8 million, or $0.98 per diluted share, in the 2010 second quarter.
•	Premium revenue of $1.4 billion, up 80.2% over the 2010 second quarter.
•
Medicare Advantage membership of 336,448 at quarter end, up 70.4% over the 2010 second quarter and 10.5% over 2010 year-end, and stand-alone PDP membership of 835,246 at quarter end, up 111.7% over the 2010 second quarter and 15.3% over 2010 year-end.

Commenting on 2011 second quarter results, Herb Fritch, Chairman and Chief Executive Officer, said, “We are pleased to report a strong second quarter and first six months of the year. The continued favorable utilization environment, coupled with continued progress in our quality and physician engagement strategies, positively impacted results across our Medicare Advantage plans. In addition, negative trends that impacted our stand-alone prescription drug plans in the first quarter have improved, resulting in a better than expected PDP MLR. As a result of these factors, among others, we are increasing our earnings per share guidance for the year.”
Second Quarter Results

	Three Months Ended
	June 30,		Percent
($in thousands, except per share amounts)	2011	2010	Change
Premium revenue	$1,362,733	$756,342	80.2%
Total revenue	1,381,351	768,479	79.8
Medical expense	1,106,962	604,933	83.0
Net income	83,922	55,775	50.5
Net income per common share — diluted (1)	1.23	0.98	25.5

(1)
Weighted average shares outstanding used in the calculation of net income per common share — diluted for the three months ended June 30, 2011 and 2010, were 68,157,850 and 57,049,980, respectively. Weighted average shares for the three months ended June 30, 2011, include 8,625,000 common shares issued in an underwritten public offering in March 2011.

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HS Reports Second Quarter 2011 Results

August 2, 2011
Operating Highlights
Revenue
•
Medicare Advantage premiums (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) were $1.1 billion for the 2011 second quarter, reflecting an increase of 74.5% over the 2010 second quarter. The higher premium revenue in the 2011 second quarter was primarily attributable to the inclusion of Bravo Health membership and to an 8.5% increase in membership in the HealthSpring health plans compared with the 2010 second quarter.

•
Medicare Advantage premiums per member per month, or “PMPM,” increased to $1,113 in the 2011 second quarter compared with $1,082 in the 2010 second quarter. The PMPM premium increase in the 2011 second quarter was primarily the result of including PMPM premiums in the Pennsylvania market and increased risk adjustment payments. On a year-to-date basis, PMPM premiums increased to $1,112 in 2011 compared with $1,072 in 2010.

•
Management and other fee income was $15.2 million in the three months ended June 30, 2011, compared with $10.6 million in the same period of 2010, an increase of $4.6 million, or 43.9%. The increase for the 2011 second quarter included a $3.0 million gain recorded as other income to reflect the settlement of a contingent purchase price liability to the former shareholders of Bravo Health that was lower than previously estimated.

•
Stand-alone PDP premium revenue was $243.4 million for the 2011 second quarter, an increase of 111.0% compared with the 2010 second quarter. The increase in revenue was primarily the result of the inclusion of Bravo Health Part D membership and premium revenue for the 2011 second quarter.

Medical Expense
•
Medicare Advantage medical loss ratio, or “MLR,” was 79.4% for the 2011 second quarter compared with 77.9% for the 2010 second quarter. The increase in the 2011 second quarter MLR, much of which was expected, is primarily due to the inclusion of Bravo Health, which has historically experienced higher MLRs than other HealthSpring plans, and as a result of increases in 2011 member benefits. The increase in MLR was partially offset by lower MLRs in certain markets, resulting from more favorable inpatient utilization in the current quarter. On a year-to-date basis, Medicare Advantage MLR was 79.9% for 2011 compared with 78.1% for 2010. Medicare Advantage PMPM medical expense increased 4.7% in the 2011 second quarter compared with the 2010 second quarter and increased 6.2% year-to-date compared with the first six months of 2010.

•
PDP MLR was 89.3% for the 2011 second quarter compared with 91.2% for the 2010 second quarter. On a year-to-date basis, PDP MLR was 94.9% for 2011 compared with 95.1% for 2010. Excluding the favorable 2011 second quarter impact of an additional $6.0 million of 2010 rebates for Bravo Health, which were higher than previously estimated, PDP MLR was 91.8% and 96.0% for the three and six months ended June 30, 2011, respectively.

Selling, General & Administrative (SG&A) Expense
•
SG&A expense as a percentage of total revenue in the 2011 second quarter increased 10 basis points to 8.7% compared with 8.6% in the 2010 second quarter. SG&A expense in the 2011 second quarter increased $54.5 million compared with the 2010 second quarter, primarily as a result of the inclusion of Bravo Health in the 2011 second quarter. On a year-to-date basis, SG&A as a percentage of total revenue was 9.2% for 2011 compared with 9.3% for 2010.

Depreciation and Amortization Expense
•
Depreciation and amortization expense in the 2011 second quarter increased $8.3 million over the 2010 second quarter, the majority of which increase relates to the amortization of identifiable intangible assets acquired as part of the Bravo Health transaction.

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HS Reports Second Quarter 2011 Results

August 2, 2011
Interest Expense
•
Interest expense in the 2011 second quarter increased $3.7 million compared with the 2010 second quarter, reflecting higher average debt amounts outstanding related to borrowings made to finance the Bravo Health acquisition.

•
The Company’s weighted average effective interest rate on the Company’s borrowings (exclusive of the amortization of deferred financing costs and other credit facility fees) for the three months ended June 30, 2011, was 4.6% compared with 3.4% for the three months ended June 30, 2010.

Income Taxes
•
The Company’s effective income tax rate for each of the three months ended June 30, 2011 and 2010, was 36.3%. The Company’s effective income tax rate for each of the six months ended June 30, 2011 and 2010, was 36.6%. The rate in the 2011 second quarter was lower than expected as a result of a greater concentration of the Company’s profitability in its subsidiaries, which are taxed at lower state tax rates, and the gain related to the settlement of the Bravo Health purchase price liability not being subject to income taxes.

Balance Sheet Highlights
•
At June 30, 2011, the Company’s cash and investments were $862.3 million, $171.5 million of which was held by unregulated entities, compared with cash and cash investments of $771.8 million at December 31, 2010, $80.9 million of which was held by unregulated entities.

•
At June 30, 2011, the Company’s accounts receivable were $356.3 million compared with accounts receivable of $168.9 million at December 31, 2010. The increase in accounts receivable during the six months ended June 30, 2011, was primarily the result of an increase in risk premium payments due from CMS and rebates due from drug companies. The Company will collect risk premium settlement receivables from CMS of approximately $171.5 million in the 2011 third quarter.

•
For the first six months of 2011, net cash used in operating activities was $36.4 million compared with $40.8 million used in the same period of 2010. As a result of the timing of the receipt of risk adjustment payments from CMS, cash flow from operations significantly lags net income in the first half of the year.

•	Days in claims payable totaled 36 at the end of the 2011 second quarter compared with 33 at the end of the 2011 first quarter and 32 at the end of the 2010 second quarter.
•
Total debt outstanding was $344.8 million at June 30, 2011, compared with $626.9 million at December 31, 2010. The Company used $263.4 million of the net proceeds from a public offering of its common stock for the repayment of indebtedness during the 2011 first quarter. There were no borrowings outstanding under the Company’s revolving credit facility at June 30, 2011.

Outlook
•	Diluted EPS: The Company revises its estimate for diluted earnings per share to a range of $3.95 to $4.20, on weighted average shares outstanding of approximately 66.1 million.
•
Membership: The Company revises its estimate for Medicare Advantage membership to be approximately 345,000 at the end of 2011. The Company now estimates its PDP membership to be in the range of 850,000 to 860,000 at the end of 2011.

•	Revenue: The Company maintains its estimate that total revenue will be at least $5.4 billion.
•
MLRs: The Company revises its estimate for Medicare Advantage (including MA-PD) full-year MLR to approximately 80.5%. The Company now estimates its stand-alone PDP MLR to be in the range of 86.0% to 87.0% for the year.

•	SG&A: The Company maintains its estimate for selling, general and administrative expense to be approximately 10.0% of total revenue for the year.
•	Income taxes: The Company revises its estimate that its effective income tax rate for 2011 will be 36.5% to 37.0%.
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HS Reports Second Quarter 2011 Results

August 2, 2011
Conference Call
A live audio webcast of the conference call regarding second quarter results and other matters referenced in this release will begin at 10:00 a.m. ET on Tuesday, August 2, 2011. The public may access a live simulcast as well as a 30-day rebroadcast of the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The interactive conference call can also be accessed by dialing (785) 830-7979, confirmation number 7972423.
About HealthSpring
HealthSpring is based in Nashville, Tennessee, and is one of the country’s largest Medicare Advantage coordinated care plans. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas, and Washington D.C. and also offers national and regional stand-alone Medicare prescription drug plans. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding 2011 guidance and trends in membership growth, utilization, and medical expenses. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in enrollment and dis-enrollment patterns, including as a result of shortened enrollment periods; the impact of recent healthcare reform legislation, including legislative and regulatory actions or changes affecting Medicare funding and premium rates, increased costs, and new taxes; changes in our members’ utilization of medical services and pharmaceuticals; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; competition; the Company’s ability to accurately estimate incurred but not reported and other unpaid medical claims; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs or liabilities associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; the Company’s ability to identify, evaluate, and integrate acquisition opportunities; substantial changes in interest rates over a prolonged period; changes in tax estimates, assets, or liabilities and valuation allowances related thereto; HealthSpring’s limited prior experience in Medicaid, generally, and Texas Star+Plus program, specifically; HealthSpring’s limited experience in Bravo Health’s service areas; HealthSpring’s ability to manage and integrate successfully the operations of Bravo Health, achieve operating efficiencies, and maintain and grow membership as anticipated; and HealthSpring’s ability to effectively service the additional indebtedness incurred in connection with the acquisition of Bravo Health. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in other public filings by the Company.
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HS Reports Second Quarter 2011 Results

August 2, 2011
Supplemental Information
1. Membership

	June 30,	Dec. 31,	Percent	June 30,	Percent
	2011	2010	Change	2010	Change
MA Membership:
Alabama	32,740	30,148	8.6%	30,724	6.6%
Florida	38,451	37,022	3.9	35,975	6.9
Pennsylvania	69,325	63,044	10.0	—	n/a
Tennessee	71,474	65,533	9.1	64,791	10.3
Texas	81,504	71,105	14.6	48,070	69.6
Other	42,954	37,752	13.8	17,876	140.3

Total	336,448	304,604	10.5%	197,436	70.4%

PDP Membership	835,246	724,394	15.3%	394,599	111.7%

Medicaid Membership	1,350	—	n/a	—	n/a

2.	Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the six months ended June 30, 2011 and 2010.

	Six Months Ended
	June 30,
(Unaudited, $ in thousands)	2011	2010

Balance at beginning of period	$350,217	$202,308

Incurred related to:
Current period	2,287,653	1,229,884
Prior period (1)	(10,278)	(12,432)

Total incurred	2,277,375	1,217,452

Paid related to:
Current period	1,881,205	1,034,842
Prior period	299,269	168,388

Total paid	2,180,474	1,203,230

Balance at the end of the period	$447,118	$216,530

(1)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being settled for amounts less than originally anticipated (a favorable development).

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HS Reports Second Quarter 2011 Results

August 2, 2011
3. Segment Information
Financial data by reportable segment for the three and six months ended June 30 is as follows (in thousands):

	MA-PD	PDP	Other	Corporate	Total
Three months ended June 30, 2011
Revenue	$1,136,651	$243,453	$1,232	$15	$1,381,351
EBITDA	157,363	10,466	(2,614)	(11,591)	153,624
Depreciation and amortization expense	12,983	674	—	2,197	15,854

Three months ended June 30, 2010
Revenue	$652,898	$115,395	$176	$10	$768,479
EBITDA	99,662	4,162	(291)	(6,203)	97,330
Depreciation and amortization expense	6,238	—	—	1,272	7,510

Six months ended June 30, 2011
Revenue	$2,253,178	$528,459	$1,574	$29	$2,783,240
EBITDA	281,163	(7,013)	(4,990)	(20,245)	248,915
Depreciation and amortization expense	25,521	1,353	—	3,742	30,616

Six months ended June 30, 2010
Revenue	$1,283,302	$244,871	$722	$26	$1,528,921
EBITDA	181,831	(601)	(9)	(12,498)	168,723
Depreciation and amortization expense	12,430	31	—	2,836	15,297
The Company’s “Other” segment in the above table includes its Commercial and Medicaid lines of business.
A reconciliation of reportable segment EBITDA to net income included in the consolidated statements of income is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
EBITDA	$153,624	$97,330	$248,915	$168,723
Income tax expense	(47,870)	(31,791)	(73,903)	(51,625)
Interest expense	(5,978)	(2,254)	(16,254)	(12,225	)(1)
Depreciation and amortization	(15,854)	(7,510)	(30,616)	(15,297)

Net Income	$83,922	$55,775	$128,142	$89,576

(1)	Includes $7.1 million of debt extinguishment costs related to the termination of the Company’s previous credit facility.
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HS Reports Second Quarter 2011 Results

August 2, 2011
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$260,977	$191,459
Accounts receivable, net	356,260	168,893
Funds due for the benefit of members	—	83,429
Deferred income taxes	18,757	15,459
Prepaid expenses and other	13,510	17,481

Total current assets	649,504	476,721
Investment securities available for sale	572,656	551,207
Property and equipment, net	66,504	60,017
Goodwill	839,001	839,001
Intangible assets, net	345,980	365,884
Restricted investments	28,698	29,136
Risk corridor receivable from CMS	51,174	—
Other	54,756	26,637

Total assets	$2,608,273	$2,348,603

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$447,118	$350,217
Accounts payable, accrued expenses and other	68,970	101,915
Book overdraft	—	19,629
Risk corridor payable to CMS	6,570	7,780
Funds held for the benefit of members	30,458	—
Current portion of long-term debt	37,350	61,226

Total current liabilities	590,466	540,767
Deferred income taxes	104,621	104,301
Long-term debt, less current portion	307,436	565,649
Other long-term liabilities	6,951	5,755

Total liabilities	1,009,474	1,216,472

Stockholders’ equity:
Common stock	720	619
Additional paid in capital	904,946	569,024
Retained earnings	751,130	622,988
Accumulated other comprehensive income, net	5,363	1,495
Treasury stock	(63,360)	(61,995)

Total stockholders’ equity	1,598,799	1,132,131

Total liabilities and stockholders’ equity	$2,608,273	$2,348,603

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HS Reports Second Quarter 2011 Results

August 2, 2011
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Premium revenue	$1,362,733	$756,342	$2,748,869	$1,505,720
Management and other fees	15,236	10,590	27,665	20,778
Investment income	3,382	1,547	6,706	2,423

Total revenue	1,381,351	768,479	2,783,240	1,528,921

Operating expenses:
Medical expense	1,106,962	604,933	2,277,375	1,217,452
Selling, general and administrative	120,765	66,216	256,950	142,746
Depreciation and amortization	15,854	7,510	30,616	15,297
Interest expense	5,978	2,254	16,254	12,225

Total operating expenses	1,249,559	680,913	2,581,195	1,387,720

Income before income taxes	131,792	87,566	202,045	141,201
Income taxes	(47,870)	(31,791)	(73,903)	(51,625)

Net income	$83,922	$55,775	$128,142	$89,576

Net Income per common share:
Basic	$1.25	$0.98	$2.05	$1.57

Diluted	$1.23	$0.98	$2.01	$1.56

Weighted average common shares outstanding:
Basic	66,993,009	56,917,219	62,420,033	57,069,994

Diluted	68,157,850	57,049,980	63,637,734	57,302,567

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HS Reports Second Quarter 2011 Results

August 2, 2011
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$83,922	$55,775	$128,142	$89,576

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,854	7,510	30,616	15,297
Share-based compensation	2,632	2,058	4,974	4,777
Amortization of deferred financing cost	1,578	452	4,469	958
Amortization on bond investments	2,294	794	4,724	1,088
Equity in earnings of unconsolidated affiliate	(114)	(125)	(206)	(228)
Deferred tax benefit	(399)	(2,890)	(5,255)	(5,501)
Write-off of deferred financing fees	—	—	—	5,079
Increase (decrease) in cash due to:
Accounts receivable	(124,953)	(61,590)	(219,715)	(121,229)
Prepaid expenses and other current assets	(1,024)	(9,108)	3,894	(13,850)
Medical claims liability	23,991	18,646	96,901	14,222
Accounts payable, accrued expenses and other current liabilities	(12,231)	(11,414)	(33,890)	(7,042)
Risk corridor payable to/ receivable from CMS	(3,880)	(5,610)	(52,384)	(25,539)
Other	182	(379)	1,349	1,598

Net cash used in operating activities	(12,148)	(5,881)	(36,381)	(40,794)

Cash flows from investing activities:
Additional consideration paid on acquisition	—	(610)	—	(610)
Purchases of property and equipment	(10,217)	(3,103)	(17,774)	(5,544)
Purchases of investment securities	(33,976)	(206,789)	(91,299)	(327,257)
Maturities of investment securities	14,710	41,864	45,436	50,075
Sales of investment securities	15,735	5,560	25,863	51,666
Purchases of restricted investments	(806)	(21,574)	(11,572)	(32,522)
Maturities of restricted investments	25	20,477	11,982	28,025
Other	79	87	85	87

Net cash used in investing activities	(14,450)	(164,088)	(37,279)	(236,080)

Cash flows from financing activities:
Funds received for the benefit of members	517,861	209,912	1,027,785	416,917
Funds withdrawn for the benefit of members	(496,763)	(211,784)	(913,898)	(388,385)
Proceeds from issuance of common stock, net	(45)	—	301,464	—
Proceeds from issuance of long-term debt	—	—	—	200,000
Payments on long-term debt	(9,338)	(4,375)	(282,089)	(266,347)
Excess tax benefit from stock options exercised	6,606	84	6,660	124
Proceeds from stock option exercises	2,904	—	22,926	477
Change in book overdraft	(34,326)	—	(19,629)	—
Purchase of treasury stock	—	(14,304)	—	(14,304)
Payment of debt issue costs	—	—	(41)	(7,334)

Net cash (used in) provided by financing activities	(13,101)	(20,467)	143,178	(58,852)

Net (decrease) increase in cash and cash equivalents	(39,699)	(190,436)	69,518	(335,726)

Cash and cash equivalents at beginning of period	300,676	294,133	191,459	439,423

Cash and cash equivalents at end of period	$260,977	$103,697	$260,977	$103,697

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